Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the reference to our firm under the caption “Experts” in the Registration Statement (Form S-4) of News Corporation for its Exchange Offer of US$750,000,000 5.30% Senior Notes Due 2014 and US$1,000,000,000 6.20% Senior Notes Due 2034 and to the incorporation by reference therein of our report dated August 27, 2004 (except for Notes 3 and 27, as to which the date is November 23, 2004), with respect to the consolidated financial statements of News Corporation included in its Current Report on Form 8-K filed on November 24, 2004 for the year ended June 30, 2004, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

New York, New York

February 15, 2005